CERTIFICATE OF DESIGNATIONS


          ESTABLISHING POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHERWISE

                                       AND

                   QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS

                                     OF THE

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                             ASIA WEB HOLDINGS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Michael Schaffer, Chief Executive Officer, and Waddy Stephenson, Secretary, certify that:

1. They are the Chief Executive Officer and the Secretary, respectively, of Asia Web Holdings, Inc., a Delaware corporation, the Certificate of Incorporation of which was filed in the office of the recorder of Kent County, Delaware, on September 15, 1993 and amendments to and changes of which and a restatement of which Certificate of Incorporation were subsequently duly filed and recorded ("Certificate of Incorporation").

2. The Certificate of Incorporation of the Company authorizes the issuance of 10,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock"), and expressly vests in the Board of Directors of the Company the authority to issue any and all of said shares in one or more series and to fix, by resolution or resolutions, the voting powers, designations, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations or restrictions thereof of each series to be issued.

3. By previous action, the Board designated 4,000,000 shares of the authorized but unissued preferred stock as Series A

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                  Convertible Preferred. All shares of Series A stock that were issued and outstanding have been converted into Common Stock and there are currently no shares of the Series A Convertible Preferred Stock issued and outstanding. In accordance with Paragraph 7(e) of the Certificate of Designations establishing the Series A Preferred Shares, the shares so converted shall be canceled, shall not be re-issuable, and shall cease to be part of the authorized capital of the Company.

4. Pursuant to the authority granted by the Company's Certificate of Incorporation, and the Company's By-Laws, the Board of Directors of the Company, by unanimous written consent, adopted and approved the following resolution:


                        RESOLUTION OF BOARD OF DIRECTORS:


         WHEREAS, by amendment to its Certificate of Incorporation, as set forth in the Restated Certificate of Incorporation of this Corporation, filed with the Secretary of State of the State of Delaware on June 22, 1999, 10,000,000 shares of the Company's authorized capital stock were classified as preferred stock with a par value of $0.001 per share; and

         WHEREAS, the Board of Directors of this Company by virtue of the Certificate of Incorporation, is expressly vested with the authority pursuant to
Section 151 of the General Corporation Law of the State of Delaware to authorize preferred stock with such powers, preference, and relative participation, optional or other special rights, classifications, limitations, or restrictions thereof, as said of Board of Directors may deem appropriate; and

         WHEREAS, the Board previously designated 4,000,000 shares of the preferred stock as Series A Convertible Preferred all of which have been converted and none of which are currently issued and outstanding; and

         WHEREAS, this Board now desires to fix by resolution or resolutions, the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof of a new series of preferred stock and the number of shares constituting and the designation of the series;

         NOW, THEREFORE BE IT RESOLVED AS FOLLOWS: that the Board of Directors authorizes the original issue of a series of preferred shares that shall be

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designated and known as "Series B Convertible Preferred Stock". ("The Series B
Preferred"). The number of shares of this series shall be 1,000,000. All shares in this series are subject to the following, rights, preferences, privileges and restrictions ("the Rights and Preferences"):


1. STATED VALUE. The stated value for each share of Series B Preferred shall be $10.00 (the "Stated Value").


2. RANK. The Series B Preferred shall, with respect to rights on liquidation, winding up, and dissolution or sale of substantially all assets in a transaction or series of transactions, and rights with respect to non-economic dilution, rank senior to the "Junior Securities" as defined below and shall be considered to be "Senior Securities" (as defined below), on a parity with the "Parity Securities" (as defined below), and senior to the Company's Common Stock and to all other classes and series of stock of the Company now or hereafter authorized, issued, or outstanding which are not expressly designated as senior to the Series B Preferred and the Parity Securities. No securities hereafter issued by the Company can be designated as either Senior to the Series B Preferred or on Parity with the Series B Preferred without the consent, in writing, of the Holders of the Series B Preferred. For purposes hereof, "Senior Securities" shall consist of any class or series of stock that ranks senior to the Series A Preferred as to dividend rights, redemption rights, and rights on liquidation, winding up, and dissolution as well as non-economic dilution, and "Parity Securities" shall consist of any class or series of stock that ranks on a parity with the Series B Preferred as to dividend rights, redemption rights, and rights on liquidation, winding up, and dissolution, and non-economic dilution. "Junior Securities" shall be defined as a Series A Convertible Preferred Stock, Common Stock and any class or series of stock that ranks junior to the Series B Preferred as to dividend rights, redemption rights, rights on liquidation, winding up, and dissolution and non-economic dilution.


3.                LIQUIDATION PREFERENCE.


                  (a) In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company, or sale of substantially all assets in a transaction or

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                       in a series of transactions, the holders of shares of any
                       unconverted Series B Preferred then outstanding shall be entitled to receive in conjunction with any provision then being made for holders of Parity Securities, if any, an amount in cash equal to the Stated Value for each share outstanding, plus an amount equal to any dividends on those Series B Preferred shares, declared and unpaid thereon, to the date fixed for liquidation, dissolution, or winding up before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. After payment of the full amount of the liquidation preference payable to the holders of the Series B Preferred, the payment of any other liquidation preference payable with respect to any Senior Securities or Parity Securities, holders of the Series B Preferred shall be entitled to share ratably in the distribution of the remaining assets of the Company in proportion that each holder's shares, calculated on an as converted basis, bears to the total number of shares of capital stock of the Company outstanding and eligible to participate in such distribution, assuming conversion as applicable.


                  (b) If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of the outstanding Series B Preferred and the holders of any Parity Securities, if any, and the holders of any Senior Securities, if any, then the holders of all such shares, shall share ratably in such distribution of assets in accordance with the amount which would be paid on such distribution of the amounts to which the holders of the outstanding shares of Series B Preferred and the holders of the Parity Securities, and the holders of the Senior Securities were paid in full.


4. CONVERSION. The holders of the Series B Preferred have conversion rights as follows ("the Conversion Rights"):


                  (a) RIGHT TO CONVERT. Except as set forth in Section 4(a) below, each share of the Series B Preferred shall be convertible at the option of the holder thereof, at any time after the issuance of those shares, at the office of the Company, or any transfer agent for those shares.

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                       Series B Preferred shares shall be converted into a
                       number of fully paid and non-assessable shares of common stock par value $0.001 per share, of the Company (the "Common Stock") as follows ("Conversion Rate"): such Series B Preferred will convert at the rate of 5 shares of Common Stock for each share of Series B Preferred. The Conversion Rate of the Series B Preferred shall be subject to adjustment from time to time as provided in
                       Section 4(d) hereof. The Stated Value of each share of Series B Preferred shall not be subject to adjustment (except as provided in Section 4(d)). Upon conversion, declared and unpaid dividends on the shares of Series B Preferred so converted shall, at the option of the Company, be paid either in cash, to the extent permitted by applicable law (and if not then permitted by applicable law, at such time as the Company is permitted by applicable law to pay any such dividends) or, at the Company's option, converted into the number of fully paid and non-assessable shares of Common Stock which results from the dividing the fair market value of a share of Common Stock and as determined in good faith by the Board of Directors at such time into the aggregate of all such declared and unpaid dividends on the Series B Preferred so converted. Notwithstanding anything else contained herein to the contrary, if, in respect of any shares of Series B Preferred, the Company elects (whether as a result of a voluntary or automatic conversion) to pay all declared and unpaid dividends in cash, then the Company shall pay all declared and unpaid dividends and the remaining shares of Series B Preferred in cash, and, if, in respect of any shares of Series B Preferred the Company elects (whether as a result of voluntary or automatic conversion) to pay all declared and unpaid dividends in shares of Common Stock, then the Company shall pay all declared and unpaid dividends on the remaining shares of Series B Preferred in shares of Common Stock.


                  (b) EXERCISE OF CONVERSION PRIVILEGE. To exercise its conversion privilege, a holder of Series B Preferred shall surrender the certificate or certificates representing the shares being converted to the Company at its principal office, and give written notice to the Company at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock

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                       issuable upon such conversion shall be issued. The
                       certificate or certificates for shares of Series B Preferred surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. The date when such written notice is received by the Company together with the certificate or certificates representing the shares of Series B Preferred being converted shall be the "Series B Preferred Conversion Date." As promptly as practicable after the Series B Preferred Conversion Date, the Company shall issue and deliver to the holder of the shares of the Series B Preferred being converted, or to such other person as such holder may request in writing, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Preferred in accordance with the provisions of this Paragraph 4, such number of whole shares shall be based on the total number of shares being converted by such holder, not upon each share of Series B Preferred being converted, cash in the amount of any declared and unpaid dividends on such shares of Series B Preferred, whether up to and including the Series B Conversion Date, and cash as provided in Section 4, in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effective immediately prior to the close of business on the Series B Preferred Conversion Date, and at such times as the rights of the holders as holder of the converted shares of Series B Preferred shall cease and the person or persons in whose name any certificate or certificate for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of shares of Common Stock represented thereby.


                  (c) CONVERSION RATE AND STATED VALUE ADJUSTMENTS. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, or combination or like event into greater or lesser number shares of Common Stock, the Conversion Rate and Stated Value in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination, consolidation or stock dividend be proportionately adjusted.

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                  (d)  STATUS OF CONVERTED STOCK. In case any shares of Series B
                       Preferred shall be converted as provided in Section 4 hereof, the shares so converted shall be canceled, shall not be re-issuable and shall cease to be part of the authorized capital stock of the Company.


                  (e) FRACTIONAL SHARES. In lieu of any fractional shares in the aggregate to which the holder of the Series B Preferred would otherwise be entitled upon conversion, the Company shall pay cash equal to such fraction multiplied by fair market value of one share of Common Stock as determined by the Board of Directors in good faith exercise of its reasonable business judgment.


                  (f)  MISCELLANEOUS.

                       i. All calculation under this Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.


                       ii. No adjustment in the Conversion Rate will be made if such adjustment would result in a change in such Conversion Rate of less than .01. Any adjustment of less than .01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of .01 or more in the Conversion Rate.


                  (g) NO IMPAIRMENT. The Company will not, through any re-organization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in carrying out the provisions of this Section 4 and in taking all action as may be necessary and appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred against impairment.

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                  (h)  RESERVATION OF COMMON STOCK. The Company shall, at all times, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series B Preferred, such number of its shares of Common Stock as shall, from time to time, be sufficient to affect the conversion of all outstanding shares of Series B Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.


5. ECONOMIC ANTI-DILUTION. If at any time, during the ten year period from the date of issuance of the Series B Preferred, the Company sells Common Stock or other securities convertible into Common Stock to any party other than a holder of the Series B Preferred at a more advantageous price than Two Dollars ($2.00) per share, then the holder or holders of the Series B Preferred shall be entitled to the economic difference in additional shares of Common Stock.


6. RECORD HOLDERS. The Company and any transfer agent may deem and treat the record holders of any Series B Preferred as the true and lawful owner thereof for all purposes, and neither the Company nor any transfer agent shall be affected by any notice to the contrary.


7. NOTICE. Any notice or other communication to be given in this resolution shall be in writing and shall be deemed to have been duly given or made (a) if delivered personally at the time of delivery; (b) if transmitted by first class registered or certified mail, postage prepaid, return receipt requested,
                  (3) business days after the date of such mailing; (c) if sent by prepaid overnight delivery service, the next business day after being sent or (d) if transmitted by cable, telegram, facsimile, or telex, at the time of such transmission addressed as follows: if to the Company, at its principal executive offices, and if to the holder of Series B Preferred, at the last address of such holder as it shall appear on the register maintained by or for the Company.

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         The foregoing resolution was duly adopted by all necessary action on the part of the Company.

         IN WITNESS WHEREOF, ASIA WEB HOLDINGS, INC. has caused this Certificate to be duly executed by its Chief Executive Officer this 19 day of June, 2000.


                                           ASIA WEB HOLDINGS, INC.


                                           /s/ Michael Schaffer
                                           -------------------------------------
                                           Michael A. Schaffer,
                                           Chief Executive Officer


                                           /s/ Waddy Stephenson
                                           -------------------------------------
                                           Waddy Stephenson, Corporate Secretary


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